Exhibit 99.1

ClearOne Announces $3 Million Investment

SALT LAKE CITY – July 03, 2025 – ClearOne (NASDAQ: CLRO), a global market leader in conferencing, collaboration, and network streaming solutions, announced on June 25, 2025, that it has recently sold $3 million of convertible notes, which represents an investment in the Company.

This investment was made in connection with the Company's ongoing strategic process and in support of its previously disclosed plan to pursue one or more transactions. Along with the investment, ClearOne has implemented a restructuring that will eliminate a portion of its workforce as part of a broader operational scaling initiative. During this process, ClearOne will continue selling and supporting its award-winning products, ensuring partners and customers receive the high-quality products and service they expect, while simultaneously executing the mission the company has been directed to accomplish by its Board to maximize shareholder value.

ClearOne offers a comprehensive range of audio conferencing solutions designed for superior sound quality and performance. Its lineup includes Audio Conferencing DSP Mixers and Amplifiers, such as the CONVERGE Pro 2 Series and CONVERGE PA 460, ensuring robust audio processing for various environments. The company also provides a variety of Professional Microphones, including advanced Beamforming Mic Arrays (like the BMA 360D and BMA 360), Ceiling Mic Arrays, Wireless Microphone systems (such as the Dialog UVHF), and Wired Boundary Mics, all designed to provide exceptionally clear audio. For personal and group collaboration, ClearOne also offers a full line of Personal and Group Speakerphones, including the CHAT 50, CHAT 150 BT, and CHAT 150 Attach.

ClearOne also offers professional video products for conferencing and streaming. Its Professional Cameras for Conferencing and Streaming include models like the UNITE 20 Pro, UNITE 60 4K, UNITE 160 4K Camera, and the UNITE 260 Pro Camera, all offering high-quality video capture.

ClearOne’s lineup also includes flexible BYOD Collaboration Solutions and Versa Room Kits, with options such as the COLLABORATE Versa Lite CT, COLLABORATE Versa Pro CT, Versa 120D USB-C Docking Station, Versa USB 22D, and Versa UCS2100 Collaboration Switcher Kit.

To support AV integrators and IT managers, ClearOne offers the CONVERGENCE® Cloud AV Manager, a multi-tenant cloud service to centrally monitor, audit, and control all their customers’ ClearOne Pro Audio products worldwide.

Learn more about ClearOne products here.

About ClearOne

ClearOne is a global company that designs, develops, and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.